Exhibit 5.1

Debevoise & Plimpton LLP 66 Hudson Boulevard New York, New York 10001 +1 212 909 6000

June 11, 2024

Spirit Airlines, Inc.

1731 Radiant Drive

Dania Beach, Florida 33004

Re: Post-Effective Amendment No. 1 to Registration Statements on Form S-8 of Spirit Airlines, Inc.

Ladies and Gentlemen:

We have acted as counsel to Spirit Airlines, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statements on Form S-8 (File No. 333-206350 and File No. 333-279999) (the “Prior Registration Statements”), which the Company is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) with respect to certain shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Spirit Airlines, Inc. 2024 Incentive Award Plan (the “2024 Plan”), such shares of Common Stock having originally been authorized for issuance under the Spirit Airlines, Inc. 2015 Incentive Award Plan (as amended and restated effective March 22, 2021, the “2015 Plan”) pursuant to the Prior Registration Statements.

On June 7, 2024 (the “Effective Date”), the Company’s stockholders approved the 2024 Plan, which replaced and succeeded the 2015 Plan. The aggregate number of shares of Common Stock available for issuance under the 2024 Plan is (i) 2,200,000 shares of Common Stock newly authorized for issuance under the 2024 Plan, plus (ii) the number of shares of Common Stock that remained available for issuance under the 2015 Plan as of the Effective Date, plus (iii) the number of shares of Common Stock underlying any equity award previously granted under the 2015 Plan that become available for issuance again under the terms of the 2015 Plan upon the termination, forfeiture, repurchase, expiration or lapse of such award. As of the Effective Date, (a) a total of 1,475,754 shares of Common Stock previously registered under the Prior Registration Statements remained available for issuance under the 2015 Plan and (b) a total of 2,873,234 shares of Common Stock previously registered under the Prior Registration Statements were subject to outstanding equity awards previously granted under the 2015 Plan, and, in each case, could be carried over from the 2015 Plan to the 2024 Plan for issuance under the 2024 Plan (the shares described in (a) and (b), the “2015 Plan’s Shares”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the 2024 Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the authenticity of the originals of such latter documentation.

Based on the foregoing, we are of the opinion that, as of the date hereof, the 2015 Plan’s Shares that may be issued pursuant to the 2024 Plan have been duly authorized and, when issued in accordance with the terms of the 2024 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Post-Effective Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP